Exhibit 23.1

                      Consent of Independent Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 registration statement of our report dated March 1, 1996, included in Ramtron International Corporation's Form 10-K for the year ended December 31, 1995, and to all references to our Firm included in this registration statement.

/S/  Arthur Andersen LLP
Denver, Colorado
September 16, 1996